CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and selling stockholders of NetSol Technologies, Inc.

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to the Registration Statement on Form S-3 and related Prospectus of Netsol Technologies, Inc. of our report dated September 16, 2011, relating to our audit of the consolidated financial statements of NetSol Technologies, Inc., included in and incorporated by reference in the Annual Report on Form 10-K of Netsol Technologies, Inc. for the year ended June 30, 2011.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Kabani & Company
Los Angeles, California December 23, 2011